Exhibit 21.1

Subsidiaries of Performance Food Group Company

Name	Jurisdiction of Incorporation/Organization
AFFLINK Corporation ULC	Nova Scotia
AFFLINK Holding Corporation	Delaware
AFFLINK, LLC	Delaware
Belgium Butter Nut & Candy, LLC	Florida
Blue Reef Fish Company, LLC	Florida
Branded Restaurant Purchasing, LLC	Florida
Cheney Bros., Inc.	Florida
Cheney OFS, LLC	Florida
CME Transco, LLC	Delaware
Coast to Coast Express Aviation, LLC	Florida
Coast to Coast Importing, LLC	Florida
Coast to Coast Cold Storage, LLC	Florida
Coda Coffee, LLC	Delaware
Continental Concession Supplies, LLC	Delaware
Core-Mark Holding Company, LLC	Delaware
Core-Mark International, Inc.	Delaware
Core-Mark US, LLC	Delaware
CW Foodservice Partners, LLC	Delaware
Foodservice Purchasing Group, LLC	Virginia
Fox River Foods, Inc.	Illinois
Green Rabbit Holdings, LLC	Delaware
GWB, LLC	Florida
Institution Food House, Inc.	North Carolina
Jose Santiago, Inc.	Puerto Rico
Land Mark Products, Inc.	Iowa
Liberty Distribution Company, LLC	Delaware
Meat and Seafood Solutions, LLC	North Carolina
National Meat & Provision, LLC	Louisiana
NDA Marketing, Inc.	Illinois
Ohio Pizza Products, LLC	Delaware
Old Hickory Logistics, LLC	Delaware
Orion Food Systems LLC	South Dakota
Performance Food Group, Inc.	Colorado
Performance Manufacturing, LLC	Delaware
Performance Transportation, LLC	Delaware
PFG Customized Distribution, LLC	Delaware
PFG Specialty Inc.	Florida
PFGC, Inc.	Delaware
PFST Holding Co.	Delaware
PICL Insurance Co.	South Carolina
PICL Investments, Inc.	Delaware
Preferred Popcorn De Mexico, S. de R.L. de C.V.	Mexico City
Preferred Popcorn, LLC	Delaware
Preferred Snacks, LLC	Nebraska
Reinhart Foodservice, LLC	Delaware
Reinhart Foodservice Louisiana, LLC	Louisiana
Reinhart Louisiana Holdings, LLC	Louisiana
Reinhart Transportation, LLC	Wisconsin
Sources, LLC	Delaware
Southstar Procurement, LLC	Florida
TF Kinnealey & Co. Inc.	Massachusetts
The Merchants Company, LLC	Mississippi
Vistar Investments I, LLC	Delaware
Vistar Transportation, LLC	Delaware